Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement on Form 1-A/A of Hamilton National Income Trust, Inc. (formerly Roosevelt Mutual High Income Fund Inc.) to be filed on or about February 9, 2016 of our report dated December 21, 2015, on our audit of the balance sheet as of June 18, 2015 and the related statements of stockholder's equity and cash flows for the period June 17, 2015 (date of inception) through June 18, 2015. We also consent to the reference to our firm under the caption “Experts” in the above referenced Offering Statement.

/s/ EisnerAmper LLP

Iselin, New Jersey

February 9, 2016